Exhibit 99.1

Judith A. Ryan, Ph.D Joins Renaissance Learning's Board of Directors

WISCONSIN RAPIDS, Wis., Feb. 11 -- Renaissance Learning(TM), Inc., a leading provider of learning information systems and school improvement programs for pre-K-12 schools, today announced that Judith A. Ryan, Ph.D. has been appointed to its Board of Directors.

Dr. Ryan, 67, brings a wealth of experience to the Board having held a number of high-level executive and administrative positions for large organizations. Most recently, she served from 1998 to 2003 as the president and chief executive officer of The Evangelical Lutheran Good Samaritan Society, a not-for-profit long-term care and senior housing services organization with 24,000 employees operating in 25 states. Dr. Ryan's career as a senior health care administrator spans service as the associate director of the University of Iowa Hospitals and Clinics and the associate dean of the University of Iowa College of Nursing (1995-1998); senior vice president and chief quality officer of Lutheran General HealthSystem in Park Ridge, Illinois (1989-1995); and chief executive officer of the American Nurses' Association and its six subsidiary corporations (1982-1989). Dr. Ryan has served on the board of directors of numerous not-for-profit corporations and public service bodies, including Sioux Valley Hospital (2000-2003), St. Olaf College (1991- 2003) and Health and Human Services Secretary Thompson's Advisory Committee on Regulatory Reform (2001-2003). Dr. Ryan holds a Ph.D in hospital and health care administration from the University of Minnesota and is certified as a Senior Examiner by the Lincoln Foundation for Business Excellence.

"We are very pleased that Dr. Ryan has agreed to join our board," said John Hickey, president and chief executive officer of Renaissance Learning. "We expect that with her extensive experience, she will provide valuable ideas, insight and advice as we continue our work to grow the Company and fulfill our mission of accelerating learning on a worldwide basis."

Renaissance Learning(TM), Inc., is a leading provider of learning information systems that help teachers, principals, and superintendents improve student achievement in reading, writing, math, and standards in grades pre-K-12. Adopted by over 65,000 schools, Renaissance information technology products are among the most popular in schools nationwide, including Accelerated Reader®, Accelerated Math®, Accelerated Writer®, Fluent Reader(TM), and STAR Early Literacy®. Over 500,000 educators have received Renaissance training. The Company also provides electronic assessment products and services to educational publishers and sells enterprise software for training and knowledge management. Renaissance Learning has six U.S. locations and subsidiaries in Australia, Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial and operating results, and the introduction of new products and services. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward- looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q and the Company's other Securities and Exchange Commission filings which factors are incorporated herein by reference.